Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

COLONY AMERICAN HOMES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Colony American Homes, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony American Homes, Inc. and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colony American Homes, Inc. and Subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

March 22, 2016

Colony American Homes, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2015	2014
ASSETS
Investments in real estate:
Land and land improvements	$751,582	$736,356
Buildings and building improvements	2,653,380	2,517,878
Furniture, fixtures and equipment	76,199	55,623
	3,481,161	3,309,857
Accumulated depreciation	(207,841)	(110,305)
	3,273,320	3,199,552
Real estate held for sale, net	16,279	30,838
Cash and cash equivalents	162,090	223,857
Restricted cash	69,284	72,232
Investments in unconsolidated joint ventures	35,518	40,579
Related party receivable	261	274
Loans receivable, net	646,479	266,939
Asset-backed securitization certificate	33,689	—
Other assets, net	41,898	48,326
Total assets	$4,278,818	$3,882,597

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$27,605	$25,760
Tenant prepaid rent and security deposits	31,813	27,107
Related party payable	514	1,096
Secured credit facility	477,284	700,540
Mortgage loans, net	1,690,918	1,034,133
Secured notes, net	215,634	—
Secured financing facility	167,348	55,465
Other liabilities	16,303	22,051
Total liabilities	2,627,419	1,866,152

Commitments and contingencies (Note 15)
Equity
Preferred stock $.01 par value, 50,000,000 shares authorized, 125 shares issued and outstanding at December 31, 2015 and 2014	—	—
Class A common stock $.01 par value, 26,075,000 shares authorized, 26,075,000 issued and outstanding at December 31, 2015 and 2014	261	261
Class B common stock $.01 par value, 423,925,000 shares authorized; 123,068,500 shares issued and outstanding at December 31, 2015 and 2014	1,231	1,231
Additional paid-in capital	1,223,030	1,441,565
Accumulated deficit	(147,484)	(108,605)
Accumulated other comprehensive loss	(2,150)	(965)
Total stockholders’ equity	1,074,888	1,333,487
Noncontrolling interests	576,511	682,958
Total equity	1,651,399	2,016,445
Total liabilities and equity	$4,278,818	$3,882,597

The accompanying notes are an integral part of these financial statements.

Colony American Homes, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2015	2014	2013
REVENUE
Rental income	$283,635	$195,303	$77,870
Interest income	27,704	4,060	41
Other income	21,176	14,124	4,379
Total revenue	332,515	213,487	82,290
EXPENSES
Property operating expenses	62,349	59,396	23,761
Real estate taxes and insurance	53,894	40,479	17,896
Property management expenses	18,422	16,950	5,635
Loan operating expenses	4,878	1,670	—
Acquisitions costs	239	961	1,034
Interest expense	78,709	38,345	237
Depreciation and amortization	108,310	87,196	36,449
Impairment of real estate assets	11,780	7,025	737
General and administrative	41,899	44,389	41,848
Transaction-related expenses	7,112	—	—
Total expenses	387,592	296,411	127,597
Net gain on sales of real estate	1,133	5,282	1,285
Equity in income from unconsolidated joint ventures	263	305	501
Loss on disposition of unconsolidated joint ventures	—	—	(3,527)
Other loss, net	(7,502)	(4,296)	(526)
Loss before income taxes	(61,183)	(81,633)	(47,574)
Income tax expense (benefit)	832	(693)	681
Net loss	(62,015)	(80,940)	(48,255)
Net loss attributable to noncontrolling interests	(23,152)	(23,340)	(9,928)
Net loss attributable to Colony American Homes, Inc.	(38,863)	(57,600)	(38,327)
Net income attributable to preferred stockholders	16	15	15
Net loss attributable to common stockholders	$(38,879)	$(57,615)	$(38,342)

Net loss per common share:
Basic and diluted	$(0.26)	$(0.39)	$(0.27)
Weighted average common shares outstanding:
Basic and diluted	149,143,500	149,143,500	143,398,200

The accompanying notes are an integral part of these financial statements.

Colony American Homes, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2015	2014	2013

Net loss	$(62,015)	$(80,940)	$(48,255)
Other comprehensive (loss) income:
Net change in fair value of cash flow hedge	(1,578)	(1,909)	49
Unrealized (loss) gain on available-for-sale securities	(315)	315	—
Other comprehensive (loss) income	(1,893)	(1,594)	49
Comprehensive loss	(63,908)	(82,534)	(48,206)
Comprehensive income attributable to noncontrolling interests	(23,860)	(23,936)	(9,912)
Comprehensive loss attributable to stockholders	$(40,048)	$(58,598)	$(38,294)

The accompanying notes are an integral part of these financial statements.

Colony American Homes, Inc. and Subsidiaries

Consolidated Statements of Equity

(In thousands, except share data)

							Accumulated
					Additional		Other	Total	Non-
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'	controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Interests	Total Equity
Balances at December 31, 2012	—	$—	30,185,000	$302	$297,531	$(10,748)	$—	$287,085	$352,746	$639,831
Capital contributions and issuance of common stock	—	—	118,958,500	1,190	1,191,571	—	—	1,192,761	413,600	1,606,361
Distributions	—	—	—	—	—	(1,800)	—	(1,800)	(11,317)	(13,117)
Issuance of preferred shares	125	—	—	—	125	—	—	125	125	250
Preferred stock dividends	—	—	—	—	—	(15)	—	(15)	(16)	(31)
Offering costs	—	—	—	—	(21,713)	—	—	(21,713)	(11,010)	(32,723)
Net loss	—	—	—	—	—	(38,327)	—	(38,327)	(9,928)	(48,255)
Other comprehensive income	—	—	—	—	—	—	33	33	16	49
Balances at December 31, 2013	125	—	149,143,500	1,492	1,467,514	(50,890)	33	1,418,149	734,216	2,152,365
Distributions	—	—	—	—	(25,949)	(100)	—	(26,049)	(27,306)	(53,355)
Preferred stock dividends	—	—	—	—	—	(15)	—	(15)	(16)	(31)
Issuance of additional operating units (see Note 11)	—	—	—	—	—	—	—	—	208,250	208,250
Deemed distribution (see Note 11)	—	—	—	—	—	—	—	—	(208,250)	(208,250)
Net loss	—	—	—	—	—	(57,600)	—	(57,600)	(23,340)	(80,940)
Other comprehensive income	—	—	—	—	—	—	(998)	(998)	(596)	(1,594)
Balances at December 31, 2014	125	—	149,143,500	1,492	1,441,565	(108,605)	(965)	1,333,487	682,958	2,016,445
Capital contributions	—	—	—	—	—	—	—	—	54,750	54,750
Distributions	—	—	—	—	(218,535)	—	—	(218,535)	(137,411)	(355,946)
Issuance of preferred shares by subsidiary	—	—	—	—	—	—	—	—	125	125
Offering costs	—	—	—	—	—	—	—	—	(24)	(24)
Preferred stock dividends	—	—	—	—	—	(16)	—	(16)	(27)	(43)
Net loss	—	—	—	—	—	(38,863)	—	(38,863)	(23,152)	(62,015)
Other comprehensive loss	—	—	—	—	—	—	(1,185)	(1,185)	(708)	(1,893)
Balances at December 31, 2015	125	$—	149,143,500	$1,492	$1,223,030	$(147,484)	$(2,150)	$1,074,888	$576,511	$1,651,399

The accompanying notes are an integral part of these financial statements.

Colony American Homes, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(62,015)	$(80,940)	$(48,255)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	108,310	87,196	36,449
Amortization of net origination fees	(1,027)	(47)	—
Amortization of deferred financing costs and mortgage loan discount	19,986	11,270	173
Equity in income of unconsolidated joint ventures	(263)	(305)	(501)
Loss on disposition of unconsolidated joint venture	—	—	3,527
Bad debt expense	6,036	6,881	5,303
Net gain on sales of real estate	(1,133)	(5,282)	(1,285)
Gain on sale of marketable securities	(288)	(1,067)	—
Unrealized losses from derivative instruments	399	1,826	482
Impairment of real estate assets	11,780	7,025	737
Other	—	—	155
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,363)	(14,491)	(7,485)
Decrease in related party receivable	13	299	845
Increase in restricted cash	(6,261)	(17,596)	(6,568)
Increase in other assets	(5,041)	(5,263)	(4,327)
Increase in accounts payable and accrued expenses	1,845	6,483	12,836
Increase in tenant security deposits and prepaid rent	2,958	20,580	4,522
Decrease in related party payable	(582)	(3,204)	(165)
(Decrease) increase in borrower deposits and other liabilities	(1,003)	5,402	15
Net cash provided by (used in) operating activities	65,351	18,767	(3,542)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate assets	(151,310)	(803,686)	(1,648,069)
Improvements and capital expenditures	(81,039)	(151,656)	(233,898)
Proceeds from sales of real estate	64,261	67,848	15,667
Investment in unconsolidated joint ventures	—	(8,041)	(940)
Investments in marketable securities	—	(19,499)	—
Proceeds from sales of marketable securities	4,430	16,424	—
Distributions from unconsolidated joint ventures	5,324	3,986	73
Investment in purchased loans receivable	(119,079)	(53,203)	(3,545)
Repayments of principal on loans receivable	175,411	19,918	6
Net disbursements on originated loans	(431,772)	(236,914)	—
Payment of leasing costs	(4,701)	(9,863)	(7,310)
Net cash used in investing activities	(538,475)	(1,174,686)	(1,878,016)

The accompanying notes are an integral part of these financial statements.

Colony American Homes, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(In thousands)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM FINANCING ACTIVITIES
Line of credit borrowings	$226,237	$809,277	$499,998
Line of credit repayments	(449,493)	(608,735)	—
Proceeds from issuance of secured notes, net	215,939	—	—
Secured notes repayments	(305)	—	—
Mortgage loan borrowings, net	640,073	1,064,580	—
Mortgage loan repayments	(17,877)	(3,028)	—
Secured financing borrowings	302,138	55,465	—
Secured financing repayments	(190,255)	—	—
Payment of deferred financing costs	(15,576)	(40,053)	(16,852)
Decrease (increase) in escrow reserves for credit facilities, net	6,362	(14,952)	(30,236)
Proceeds from issuance of common stock	—	—	1,192,761
Distributions to common stockholders	(218,535)	(26,049)	(1,800)
Contributions from noncontrolling interests	54,750	—	413,600
Distributions to noncontrolling interests	(137,411)	(27,306)	(11,317)
Issuance of preferred shares	125	—	250
Dividends paid to preferred shareholders	(43)	(31)	(31)
Payment of offering costs	(4,772)	(4,748)	(11,357)
Net cash provided by financing activities	411,357	1,204,420	2,035,016
Net (decrease) increase in cash and cash equivalents	(61,767)	48,501	153,458
Cash and cash equivalents at beginning of the period	223,857	175,356	21,898
Cash and cash equivalents at end of the period	$162,090	$223,857	$175,356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of amounts capitalized	$53,071	$27,537	$369
Cash paid for income taxes	566	2,448	176
Income tax refunds	719	—	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Investment in securitization certificates issued by subsidiaries	33,689	—	—
Accrued capital expenditures	1,417	—	—
Discount on secured notes and mortgage loans	378	4,676	—
Non-cash deemed distribution to noncontrolling interests	—	208,250	—
Repayment of principal on loans receivable held by servicer and included in accounts receivable	3,073	6,846	—
Accrued deferred financing costs	—	616	—
Accrued offering costs	—	—	21,368
Write-off of investment in joint venture interest	—	—	5,385
Write-off of note payable	—	—	1,858

The accompanying notes are an integral part of these financial statements.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

1. Organization and Operations

ColFin American Investors, LLC (“CAI”) was organized on March 13, 2012 as a Delaware limited liability company for the purpose of acquiring, renovating, leasing, and managing a portfolio of single-family residential properties in select metropolitan markets across the United States. CAI received capital commitments of $250.0 million from two investment vehicles (the “CAI Investors”) sponsored and managed by Colony Capital, LLC (“Colony Capital”).

Colony American Homes, Inc. (“CAH”), formerly Colony Single-Family Residential, Inc., was organized on July 5, 2012 as a Maryland corporation and as a successor to the operations of CAI. CAH Operating Partnership, L.P. (the “Operating Partnership”), formerly CSFR Operating Partnership, L.P., a wholly owned subsidiary of CAH, acquired CAI in a series of transactions that occurred during the period from July 31, 2012 through October 5, 2012. Except where the context suggests otherwise, the terms “we”, “us” and “our” in this report refer to CAH, together with its consolidated subsidiaries, including the Operating Partnership.

We acquire properties through various sources, including portfolio purchases, foreclosure auctions, single asset purchases, and joint venture investments. We intend to hold the properties for investment and rent them for income. As of December 31, 2015 and 2014, we owned a portfolio of 17,866 properties (including 17,902 housing units (“housing units” or “homes”)) and 17,695 properties (including 17,728 homes), respectively, in 35 markets. We also owned, as of December 31, 2015 and 2014, equity interests in 860 properties (including 939 homes) and 900 properties (including 998 homes), respectively, through our investment in an unconsolidated joint venture with the Federal National Mortgage Association (“Fannie Mae”). All property acquisitions have been financed through a combination of capital contributions and funds received from our revolving line of credit and mortgage financing (see Note 7).

In November 2013, Colony American Finance, LLC (“CAF”), a wholly owned subsidiary of the Operating Partnership, and its subsidiaries, began originating loans to single-family residential buy-to-rent property investors seeking financing. In August 2014, we formed Colony American Finance REIT, Inc. (“CAF REIT”), a wholly owned subsidiary of the Operating Partnership, to operate as a separate lending platform that originates and acquires loans to residential property investors. CAF is a wholly owned subsidiary of CAF REIT.

CAH elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, commencing with its first taxable year ended December 31, 2012. A REIT that distributes at least 90% of its taxable income to its stockholders each year and meets certain other conditions is not taxed on that portion of its taxable income that is distributed to its stockholders. CAF REIT elected to be taxed as a REIT commencing with its first taxable year ended December 31, 2014.

CAH Manager, LLC, (the “CAH Manager”), a majority-owned indirect subsidiary of Colony Capital, was organized on July 30, 2012 as a Delaware limited liability company for the purpose of providing management and advisory services to CAH. From July 30, 2012 through November 3, 2014, we were managed and advised by the CAH Manager pursuant to a management agreement between the CAH Manager and CAH. Pursuant to an agreement among CAH, Colony Capital and the Operating Partnership entered on November 4, 2014, we acquired all of the membership interests in the CAH Manager from its owners in exchange for 5,487,169 Series X units of limited partnership in the Operating Partnership (the “Management Internalization”). In connection with the Management Internalization, CAH’s Class A Special units were recapitalized into 10,974,337 Series X OP units. Prior to its acquisition by CAH, the CAH Manager provided all management and advisory functions for us, such as marketing, leasing and management of our single-family rental (“SFR”) homes, including collecting rents and interacting with tenants, as well as directing and overseeing the acquisition and renovations of SFR homes and all strategic and corporate initiatives for CAH in exchange for management fees. In addition to those fees, we reimbursed certain direct expenses of the CAH Manager related to administrative, financial, property management, marketing and leasing functions. Under the terms of the agreement, all administrative, financial, property management, marketing and leasing personnel, including executive management, became our employees. The Management Internalization was accounted for as a reorganization of entities under common control and the financial statements of CAH and the CAH Manager have been combined for all periods presented (see Note 2).

We hold our properties and conduct our business through the Operating Partnership. In conjunction with the formation of CAH, the CAI Investors agreed to exchange their interests in CAI for partnership interests in the Operating Partnership, and agreed that such exchanges would occur as capital was received from CAI Investors and other investors in the Operating Partnership. In its first closing, the Operating Partnership received approximately $512.8 million of equity capital commitments (including amounts committed by the CAI Investors). On October 5, 2012, all committed equity capital from the first closing was contributed, and the Operating Partnership acquired the remaining interest in CAI from the CAI Investors. Accordingly, subsequent to October 5, 2012, CAI is wholly owned by CAH.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

To date, CAH has received, directly and indirectly, through private placements and contributions from the CAI Investors through the Operating Partnership, total equity commitments aggregating approximately $2.3 billion and all such commitments have been funded. We have used the net proceeds from such private placements to fund acquisitions of single-family residential assets in selected markets across the United States.

Merger with Starwood Waypoint Residential Trust (“SWAY”)

SWAY, CAH and certain of their subsidiaries and certain investors in CAH entered into an Agreement and Plan of Merger dated as of September 21, 2015 (the “Merger Agreement”). SWAY is a Maryland real estate investment trust formed in May 2012 primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States. In addition, SWAY has a portfolio of non-performing loans.

Effective January 5, 2016, CAH merged with and into SWAY Holdco, LLC (the “Merger”), a wholly-owned subsidiary of SWAY formed for the purpose of effecting the Merger (the “Merger Subsidiary”). The combined company, named Colony Starwood Homes (the “Combined Company”), owns more than 30,000 homes. In connection with the Merger, CAF was spun out to CAH’s investors and the Combined Company does not own an interest in CAF.

In accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, although SWAY is the legal acquirer in the Merger, CAH has been identified as the accounting acquirer. Therefore, its historical financial statements will become the historical financial statements of the Combined Company for periods subsequent to the Merger.  For more information, see Note 17.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation and Change in Reporting Entity

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation.

Since CAH and the CAH Manager were under common control of Colony Capital prior to the Management Internalization, the acquisition of the CAH Manager was accounted for as a reorganization of entities under common control. Accordingly, we retrospectively adjusted the historical financial statements for all periods presented to reflect the change in reporting entity, as if the Management Internalization had occurred on March 13, 2012, the date CAH commenced operations. All significant intercompany transactions and balances have been eliminated in consolidation. The effect of the change in reporting entity on CAH’s consolidated results of operations previously reported is as follows:

	Year Ended December 31,
(In thousands, except per share data)	2014	2013
Net loss attributable to common stockholders, prior to adjustments	$(50,636)	$(27,091)
Management internalization adjustments	(6,979)	(11,251)
Net loss attributable to common stockholders, as adjusted	$(57,615)	$(38,342)
Net loss per common share:
Basic and diluted, prior to adjustments	$(0.34)	$(0.19)
Management internalization adjustments	(0.05)	(0.08)
Net loss per common share:
Basic and diluted, as adjusted	$(0.39)	$(0.27)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and revenues and expenses. Our estimates are inherently subjective in nature and actual results could differ from our estimates.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Unaudited Financial Information

Certain information used to describe the real estate portfolio included in our financial statements, including total housing units or homes and number of markets, are unaudited and outside the scope of our independent registered public accounting firm’s audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

Reclassifications

Certain line items in prior period financial statements have been reclassified to conform to the current period groupings. For the years ended December 31, 2014 and 2013, we reclassified property administrative expenses amounting to $2.1 million and $0.4 million, respectively, from property operating expenses to property management expenses in the consolidated statements of operations.

In order to align our financial statement presentation with SWAY, we defined restricted cash to include tenant deposits. Previously, the Company’s restricted cash, presented within other assets, consisted of escrow reserves associated with properties pledged as collateral for the Company’s indebtedness. To conform to the current period presentation, we reclassified $6.6 million of tenant deposits included in cash and cash equivalents and $30.2 million of escrow deposits included in other assets into restricted cash on the consolidated balance sheet at December 31, 2013. The reclassification from cash and cash equivalents into restricted cash resulted in a decrease of $6.6 million in net operating cash flows from amounts previously reported in the consolidated statement of cash flows for the year ended December 31, 2013.

We early adopted ASU 2015-03 and ASU 2015-15 effective December 31, 2015. Accordingly, as of December 31, 2014, we reclassified $28.1 million of deferred financing costs in the consolidated balance sheet from other assets, net, to mortgage loans, net.

Summary of Significant Accounting Policies

Principles of Consolidation

We consolidate entities in which we retain a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which we are deemed to be the primary beneficiary. In performing our analysis of whether we are the primary beneficiary, at initial investment and at each quarterly reporting period, we consider whether we individually have the power to direct the activities of the VIE that most significantly affect the entity’s performance and also have the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The determination of whether an entity is a VIE, and whether we are the primary beneficiary, involves significant judgments, including the determination of which activities most significantly affect the entities’ performance, estimates about the current and future fair values and performance of assets held by the VIE and/or general market conditions.

Due to the variability in economic interests and voting rights held by the various classes of OP units at the Operating Partnership, it has been determined to be a VIE. As a result of our majority ownership interest and ability to control the Operating Partnership through our general partner rights, we are the primary beneficiary, and consolidate the VIE. The consolidated total assets of the Operating Partnership comprise a substantial majority of CAH’s total consolidated assets, so it is not presented separately on the accompanying consolidated balance sheets.

As described in Note 7, in June 2015, we entered into a mortgage loan arrangement with JPMorgan. JPMorgan transferred the loan into a trust that issued and sold pass-through certificates approximating the principal amount of the mortgage loan, and we purchased the Class G certificate. We have evaluated the purchased Class G certificate as a variable interest in the trust and concluded that the Class G certificate will not absorb a majority of the trust’s expected losses or receive a majority of the trust’s expected residual returns. Additionally, we have concluded that the Class G certificate does not provide us with any ability to direct activities that could impact the trust’s economic performance. Accordingly, we do not consolidate the trust and have recorded a $673.4 million asset-backed securitization liability at December 31, 2015, which is included in mortgage loans, net in the accompanying consolidated balance sheets. Separately, the $33.7 million purchased Class G certificate has been reflected as an asset-backed securitization certificate in the accompanying consolidated balance sheets as of December 31, 2015.

As described in Note 7, in October 2015, our CAF subsidiary securitized 69 of its loans receivable by entering into a secured note payable arrangement with Credit Suisse. Credit Suisse transferred the note into a trust that issued and sold pass-through certificates approximating the principal amount of the note. CAF retained beneficial interests in the securitization vehicle in the form of subordinate securities.  CAF appointed a third party to act as special servicer of the underlying collateral mortgage loans. The special servicer has the power to direct activities during the loan workout process on defaulted and delinquent loans as permitted by

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

the underlying contractual agreements, which is subject to the consent of CAF, as the controlling class representative or directing holder who, under certain circumstances, has the right to unilaterally remove the special servicer. Because CAF’s rights as the directing holder and controlling class representative provide it with the ability to direct activities that most significantly impact the economic performance of the securitization vehicle, for example, responsibility over decisions related to loan modifications and workouts, CAF maintains effective control over the loans transferred into the securitization trusts. Considering the positions retained by CAF in the securitization vehicle together with its role as controlling class representative or directing holder, CAF is deemed to be the primary beneficiary and consolidates this securitization vehicle. Accordingly, this securitization did not qualify as a sale transaction and is accounted for as a secured financing with the underlying mortgage loans pledged as collateral. All of the underlying assets, liabilities, equity, revenue and expenses of the securitization vehicle are consolidated within the consolidated financial statements. CAF’s exposure to the obligations of the securitization vehicles is generally limited to its investment in these entities, which was $223.6 million at December 31, 2015. The following table presents the assets and liabilities recorded in the consolidated balance sheet as of December 31, 2015 attributable to the securitization vehicle (in thousands).

December 31,
2015
Assets
Loans receivable, net	$250,113
Other assets, net	1,101
Total assets	$251,214

Liabilities
Accounts payable and accrued expenses	$39
Secured notes	223,613
Total liabilities	$223,652

From July 30, 2012 through November 3, 2014, CAH was the managing member of Colony SFR Holdings, LLC (“SFR Holdings”), an entity formed by certain investment funds and other managed investment vehicles sponsored by Colony Capital to hold partnership interests in the Operating Partnership. Due to the disproportionality between the economic and voting interests of the investors, who were members of a related party group, SFR Holdings was deemed to be a VIE. However, another investor in SFR Holdings was deemed to be the member most closely associated with, and therefore the primary beneficiary of, the VIE.

We account for our investments in joint ventures in which we do not hold a controlling financial interest but have significant influence over operating and financial policies using the equity method. Under the equity method, we initially record our investments at cost and adjust for our proportionate share of net earnings or losses and other comprehensive income or loss, cash contributions made and distributions received, and other adjustments, as appropriate. Distributions of operating profit from the joint ventures are reported as part of operating cash flows while distributions related to a capital transaction, such as a refinancing transaction or sale, are reported as investing activities. We perform a periodic evaluation of our investments to determine whether the fair value of each investment is less than the carrying value, and, if so, whether such decrease in value is deemed to be other-than-temporary. There were no impairment losses recognized by us related to our investments during the years ended December 31, 2015, 2014 and 2013.

Investments in Real Estate

We evaluate each purchase transaction to determine whether the acquired assets meet the definition of a business within the scope of ASC 805, Business Combinations. We record property acquired with an existing lease as a business combination. For property acquisitions accounted for as business combinations, the land, building and improvements and the existing lease are recorded at fair value at the date of acquisition, with acquisition costs expensed as incurred. We account for property acquired not subject to an existing lease as an asset acquisition, with the property recorded at the purchase price, including acquisition costs, allocated between land and building and improvements based upon their relative fair values at the date of acquisition. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets.

We determine fair value based on ASC 820, Fair Value Measurements and Disclosures, primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating purchase price, we utilize various valuation studies, our own market knowledge, and published market data to estimate fair value of the assets acquired. We determine the fair value of acquired in-place leases based on the estimated cost to replace such leases, including foregone rents during an assumed re-lease period, as well as the impact on projected cash flow of acquired leases with rents above or below current market rents.

The nature of our business requires that in certain circumstances properties are acquired subject to existing liens. Liens that are expected to be extinguished in cash are estimated and accrued on the date of acquisition and recorded as a cost of the property.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Expenditures incurred to prepare the acquired properties to be rented that improve or extend the life of the asset, including construction overhead, personnel and other allocated direct costs, along with related holding costs during the renovation period are capitalized and depreciated over their estimated useful life. For the years ended December 31, 2015, 2014 and 2013, capitalized indirect costs totaled $5.4 million, $19.3 million and $15.6 million, respectively. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred.

Investments in Equity Securities

We designate equity securities as held-to-maturity, available-for-sale, or trading depending upon our intent at the time of acquisition. Our investments in equity securities are designated as available-for-sale and are presented at fair value. Unrealized gains or losses are included as a component of other comprehensive income or loss.

Depreciation

Depreciation on building, fixtures, improvements, and appliances is computed on a straight-line basis over the estimated useful lives of the assets, which generally range between 15 to 30 years for buildings, improvements and land improvements, 5 to 15 years for fixtures, equipment and appliances, and three years for software and computing systems.

Capitalized Interest

We capitalize interest for properties undergoing renovation activities. Capitalized interest associated with our renovation activities totaled $2.3 million, $11.0 million and $6.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Real Estate Impairment

We evaluate our long-lived assets for impairment periodically or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We evaluate cash flows and determine impairments on a per-unit basis, which is generally a single home but may include a single property with multiple housing units. In making this determination, we review, among other things, current and estimated future rental revenues associated with each home or property, market information for each sub-market, including competition levels, foreclosure levels, leasing trends, lease rates, and the market prices of similar homes currently being offered for sale; and known or probable events indicating that the carrying value may not be recoverable. If an impairment indicator exists, we compare the expected future undiscounted cash flows against the carrying amount of an asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, we record an impairment loss for the difference between the estimated fair value and the carrying amount of the asset. Since impairment of assets classified as held for use in our operations is evaluated on the basis of undiscounted cash flows, the carrying values of certain homes may exceed their fair values but no impairment loss is recognized as long as the carrying values are recoverable from future cash flows. However, if homes classified as held for use were subsequently classified as held for sale, they would be required to be measured at fair value less costs to sell, and the resulting impairment losses could be material. For the year ended December 31, 2015, we identified homes for potential sale prior to the end of their useful lives, but which did not meet the criteria for held for sale. We performed impairment tests on these homes and as a result recorded impairment losses for assets held for use totaling $10.7 million (see Note 12).  No impairment losses for assets held for use were recorded during the years ended December 31, 2014 and 2013.

Assets Held for Sale

We evaluate our long-lived assets on a regular basis to ensure that individual properties still meet our investment criteria. If we determine that an individual property no longer meets our investment criteria, we make a decision to dispose of the property. We then market the property for sale and classify it as held for sale in the consolidated financial statements. The properties that are classified as held for sale are reported at the lower of their carrying value or their fair value less estimated costs to sell and are no longer depreciated. For the years ended December 31, 2015, 2014 and 2013, we recorded impairment losses for assets held for sale totaling $1.1 million, $7.0 million and $0.7 million, respectively (see Note 12).

Leasing Costs

We defer direct and incremental costs incurred to lease the properties and amortize them over the term of the lease, usually one year. Amortization of leasing costs is included in depreciation and amortization.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Cash and Cash Equivalents

We consider all demand deposits, money market accounts and investments in certificates of deposit purchased with a maturity of three months or less at the date of purchase to be cash equivalents. We maintain our cash and cash equivalents and escrow deposits at financial institutions. The combined account balances at one or more institutions typically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. We believe that the risk is not significant, as we do not anticipate the financial institutions’ non-performance.

Restricted Cash

Restricted cash represents escrow deposits related to required reserves associated with properties pledged as collateral for our indebtedness (Note 7) and tenant deposits.

Rental Income

We record rental income attributable to residential leases on a straight-line basis. Leases entered into between residents and CAH for the rental of property units are generally for a term of one year or less, and renewable upon consent of both parties on an annual or monthly basis.

We periodically evaluate the collectability of our tenant and other receivables and maintain an allowance for doubtful accounts that we believe to be adequate to absorb potential credit losses. The provision for doubtful accounts is included with other property operating costs on the accompanying consolidated statements of operations.

Other Income

We receive fees and other reimbursements, or “tenant charge-backs,” from our tenants, which are primarily designed to recover costs for certain items, such as utilities, damages and maintenance. For the years ended December 31, 2015, 2014 and 2013, we received fees and tenant charge-backs of approximately $16.5 million, $9.5 million, and $2.5 million, respectively.

During the year ended December 31, 2014, we invested in available-for-sale marketable securities for which we earned investment income of $0.3 million and $1.1 million in the years ended December 31, 2015 and 2014, respectively. We sold these securities in the fourth quarter of 2014 and January 2015.

We also earn management fees as the managing member of the joint venture with Fannie Mae and through our CAF subsidiary (see Note 4). In addition, CAF earns asset management fees from its noncontrolling interests (see Note 10).

Sales of Real Estate

We recognize revenue from sales of real estate when the sale has occurred, title has passed, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant additional activities after closing and delivery. If the buyer has provided sufficient initial and continuing investment, and all other revenue recognition criteria have been met, we recognize revenue using the full accrual method on the date of closing.

Interest Income

We accrue interest income on loans based on the outstanding principal amount and contractual terms of the instrument. We capitalize origination fees and costs in accordance with ASC 310-20, Nonrefundable Fees and Other Costs, and amortize them into income using the effective interest method, through the expected maturity date of the loans.

We outsource the servicing of loans to third parties (the “Servicers”). Servicers collect interest income and loan payoffs from borrowers and then remit payments to us per the contractual terms of the servicing agreements.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Fair Value Measurement

We estimate the fair value of financial assets and liabilities using the three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three levels of inputs that may be used to measure fair value, as defined in ASC 820, are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

Level 3—Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

We record certain financial instruments at fair value on a recurring basis when required by GAAP. Certain other real estate assets are measured at fair value on a non-recurring basis. We have not elected the fair value option for any other financial instruments, which are carried at cost with fair value disclosed where reasonably estimable (see Note 12).

Derivatives and Hedging

We entered into derivative financial instruments to manage our exposure to interest rate movements impacting interest expense on our borrowings and the fair value of our loan portfolio. Interest rate contracts that qualify as cash flow hedges are accounted for in accordance with ASC 815, Derivatives and Hedging. We include the fair value of the derivative financial instruments in other assets, net or other liabilities, as appropriate. To the extent they are effective, fair value adjustments on derivative instruments designated as hedges are reported as other comprehensive income and included in stockholders’ equity until the hedged item is realized. Ineffective portions, if any, are included in earnings. We do not enter into derivative transactions for speculative or trading purposes.

Income Taxes

We elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2012. A REIT is generally not subject to corporate level federal and state income tax on net income it distributes to its stockholders. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our REIT taxable income to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we and our subsidiaries may be subject to certain federal, state, local and foreign taxes on our income and property and to federal income and excise taxes on our undistributed taxable income.

We have elected or may elect to treat certain of our existing or newly created subsidiaries as taxable REIT subsidiaries (each a “TRS”). In general, a TRS of a REIT may perform non-customary services for tenants of the REIT, hold assets that the REIT cannot hold directly and, subject to certain exceptions related to hotels and healthcare properties, may engage in any real estate or non-real estate related business. A TRS is treated as a regular corporation and is subject to federal, state, local and foreign taxes on its income and property.

We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets and liabilities of the TRSs relate primarily to temporary differences in the book and tax income of TRSs and operating loss carryforwards for federal and state income tax purposes, as well as the tax effect of accumulated other comprehensive income of TRSs. A valuation allowance for deferred tax assets of the TRSs is provided if we believe it is more likely than not that all or some portion of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent on the TRSs generating sufficient taxable income in future periods.

We periodically evaluate the tax positions of our TRSs to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2015 and 2014, we have not established a liability for uncertain tax positions.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Deferred Financing Costs

Pursuant to the adoption of Accounting Standards Update (“ASU”) ASU 2015-03 and ASU 2015-15, we record costs incurred in connection with our secured credit facility and secured financing facility as deferred financing costs and include them in other assets, net, and amortize these costs using the straight-line method over the expected terms of the respective facility. Costs incurred in connection with our mortgage loans and secured notes are included as a deduction from these debt balances in the consolidated balance sheets and are amortized using the effective interest method over the respective term of the financing.

Loans Receivable

We originate and purchase loans receivable through CAF and its consolidated subsidiaries. We record originated loans at amortized cost, or the outstanding unpaid principal balance (“UPB”) less net deferred loan fees. Net deferred loan fees include unamortized origination and other fees charged to the borrower less direct incremental loan origination costs incurred by CAH. We record purchased loans at amortized cost, or the UPB less unamortized purchase discount or premium. Costs to purchase loans are expensed as incurred and included in acquisition costs in the consolidated statement of operations. We recognize interest income based upon the contractual rate and the outstanding principal balance of the loans. We amortize purchase discount, premium or net deferred loan fees over the expected life of the loans using the effective yield method. When a loan is prepaid, prepayment fees and any excess of proceeds over the carrying amount of the loan are recognized as a gain. Loans that we have the intent and ability to hold for the foreseeable future are classified as held for investment.

Past Due Loans

We place loans on nonaccrual status when any portion of principal or interest is more than 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we reverse the accrual for unpaid interest and do not recognize interest income until the cash is received and the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and the borrower has met certain performance criteria.

Impairment and Allowance for Loan Losses

We regularly analyze the extent and effect of any credit migration from underwriting and the initial investment review associated with a loan’s performance and/or value of underlying collateral as well as the financial and operating capability of the borrower/sponsor. Where applicable, we also evaluate the financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present. We do not utilize a statistical credit rating system to monitor and assess the credit risk and quality of acquired or originated loans. Given the diversity of the loan portfolio, we believe there is no consistent method of assigning a numerical rating to a particular loan that captures all of the various credit metrics and their relative importance. Therefore, we evaluate impairment and allowance for loan loss on an individual loan basis. We also monitor and evaluate period-to-period changes in portfolio credit risk, focusing on borrower payment history and delinquencies and, if warranted, loan to value. We do not have a policy to obtain routine valuations on the underlying loan collateral if there are no indicators of significant change in the value of that collateral.

A loan is considered to be impaired when it is probable that we will not be able to collect all amounts due according to the contractual terms of the loan agreement. A loan is considered to be impaired if it has been restructured in a troubled debt restructuring involving a modification of terms as a concession resulting from the debtor’s financial difficulties. We measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded investment in the loan, we establish a valuation allowance with a corresponding charge to allowance for loan loss. No loan impairment losses were recorded during the years ended December 31, 2015, 2014 and 2013.

Segment Reporting

Under the provision of ASC 280, Segment Reporting, we determined that we have two reportable segments: (1) single-family residential rentals, with activities related to acquiring, renovating, leasing and operating single-family homes as rental properties and (2) single-family real estate loans, which include originated and acquired debt issued to single-family residential property investors. Prior to the fourth quarter of 2014, we had one reportable segment, single-family residential rentals. During the fourth quarter of 2014, we reevaluated our operating and reportable segments in light of the increasing significance of our single-family real estate loans. As a result of this evaluation, we created a second reportable segment, which represents our investments in single-family real estate loans.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Our chief operating decision maker reviews various key financial measures to assess the performance and financial condition of each segment. Segment profit or loss is evaluated based upon income before income taxes. There is no intersegment activity. Our segment disclosures present the measures used by the chief operating decision maker for purposes of assessing each segment’s performance.

Earnings per Share

Basic earnings or loss per share is calculated by diving income or loss attributable to common stockholders by the weighted-average shares of common stock outstanding during the period. Diluted earnings or loss per share is computed by dividing income allocated to common stockholders by the weighted average common shares outstanding plus the dilutive effect, if any, of share-based payments, convertible instruments and other potential common shares. While the Series X OP units, AGP units and AGP-2 units issued by the Operating Partnership are redeemable for cash or common stock, at our election, if certain conditions are met, those conditions were not satisfied and no shares were issuable as of December 31, 2015, 2014 or 2013.

Recent Accounting Updates

Troubled Debt Restructurings by Creditors

In January 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-04, Troubled Debt Restructurings by Creditors: Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure. Under ASU 2014-04, a repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. In addition, ASU 2014-04 requires additional disclosures of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in mortgage loans collateralized by residential real estate property that are in the process of foreclosure. ASU 2014-04 may be applied using either a prospective transition method or a modified retrospective transition method and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. We adopted ASU 2014-04 on a prospective basis, and it did not have a material impact on our consolidated financial statements.

Discontinued Operations

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under ASU 2014-08, the disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the business component is classified as held-for-sale, or disposed of by sale or otherwise. In addition, ASU 2014-08 requires additional disclosures for reporting discontinued operations. ASU 2014-08 is effective for reporting periods beginning on or after December 15, 2014, with early adoption permissible, but only for disposals (or classifications as held-for-sale) that have not been reported in financial statements previously issued. We adopted this new guidance effective January 1, 2014. We do not classify individual homes sold or held for sale as discontinued operations since the homes are typically recently acquired portfolio assets which do not meet our investment criteria and the proceeds from the sales are used to fund investing activities. Accordingly, the adoption of ASU 2014-08 did not have a significant effect on our consolidated financial position, results of operations or cash flows.

 Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date of the new standard by one year to fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted but not before the original effective date. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect as of the date of initial application recognized in retained earnings. We are currently evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Going Concern

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 2015-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 introduces an explicit requirement for management to assess and provide certain disclosures if there is substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016. We do not anticipate that the adoption of ASU 2014-15 will have a material impact on our consolidated financial statements.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation: Amendments to the Consolidation Analysis, which amended the existing accounting standards for consolidation under both the variable interest model and the voting model. Under ASU No. 2015-02, companies will need to re-evaluate whether an entity meets the criteria to be considered a VIE, whether companies still meet the definition of primary beneficiaries, and whether an entity needs to be consolidated under the voting model. ASU No. 2015-02 may be applied using a modified retrospective or full retrospective approach and is effective for reporting periods beginning after December 15, 2015. Early adoption is permitted in any interim reporting period. We are currently evaluating the impact of the adoption of ASU No. 2015-02 on our consolidated financial statements.

Debt Issuance Costs

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The new standard requires that all costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The standard also indicates that debt issuance costs do not meet the definition of an asset because they provide no future economic benefit. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance should be applied on a retrospective basis.

The standard was amended in August 2016, when the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Subtopic 835-30)—Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This amendment clarifies that given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the Securities and Exchange Commission staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

We early adopted ASU 2015-03 and ASU 2015-15 effective December 31, 2015. Accordingly, as of December 31, 2014, we reclassified $28.1 million of deferred financing costs in the consolidated balance sheet from other assets, net, to mortgage loans, net.

Business Combinations

On September 25, 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to restate prior period financial statements for measurement period adjustments related to a business combination. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified.

The new standard should be applied prospectively to measurement period adjustments that occur after the effective date. For public business entities, the new standard is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted for all entities. We do not anticipate that the adoption of this standard will have a material impact on our consolidated financial statements.

Financial Instruments

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.  Changes to the current GAAP model primarily affect the accounting for equity investments (other than those accounted for using the equity method of accounting), financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. This ASU is effective for financial statements of public companies issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. All entities can early adopt the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. We do not anticipate that the adoption of this standard will have a material impact on our consolidated financial statements.

Leases

On February 25, 2015, the FASB issued ASU 2016-02, Leases. ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning after December 15, 2018, with early adoption permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We are currently evaluating the impact of adopting the new leases standard on our consolidated financial statements.

3. Single Family Real Estate Investments

The following table summarizes the housing units in our single-family residential properties owned and held for investment, excluding real estate held for sale:

	December 31, 2015			December 31, 2014
	Number of Housing Units	%	Gross Cost Basis (In thousands)	Number of Housing Units	%	Gross Cost Basis (In thousands)

STATE
Arizona	1,202	7%	$174,634	1,207	7%	$172,098
California	2,899	16	844,291	2,995	17	854,894
Colorado	1,142	6	225,768	1,060	6	195,007
Delaware	108	1	17,724	110	1	18,422
Florida	4,692	26	941,848	4,661	27	901,226
Georgia	3,226	18	454,117	3,394	19	468,069
Nevada	1,687	10	344,990	1,677	10	338,779
North Carolina	753	4	157,680	549	3	107,308
Pennsylvania	2	—	251	4	—	575
Tennessee	193	1	56,570	27	—	8,148
Texas	1,858	11	263,288	1,813	10	245,331
Total	17,762	100%	$3,481,161	17,497	100%	$3,309,857

We have established relationships with third-party buyers (“Authorized Buyers”) that assist with sourcing acquisitions. Authorized Buyers earn an acquisition fee ranging from 1% to 5% of the acquisition price of single-family homes or a flat fee. Authorized Buyers assist with acquisitions of large-scale portfolios, “mini bulk” transactions, and individual asset acquisitions. The acquisition fees associated with the purchase of properties with an existing lease at acquisition are expensed as incurred. The acquisition fees associated with the purchase of properties without an existing lease are capitalized as part of the cost basis of the acquired properties. We incurred approximately $25,000, $1.0 million and $1.0 million in acquisition fees for properties purchased with existing leases during the years ended December 31, 2015, 2014 and 2013, and approximately $1.7 million, $14.2 million, and $48.7 million, respectively, in acquisition fees for properties purchased without existing leases.

We have relationships with various third-party service providers (“Property Managers”) that assist with the active management of our single-family real estate investments. Property Managers earn a fee of up to 8% of monthly cash collected from the single-family homes.

As of December 31, 2015 and 2014, 139 properties (including 140 housing units) with a carrying value of $16.3 million and 227 properties (including 231 housing units) with a carrying value of $30.8 million, respectively, were classified as held for sale.

During the year ended December 31, 2014, CAH management changed its plans to sell 205 properties (including 206 housing units) previously classified as held for sale as of December 31, 2013. As a result of the change in plan to sell, we reversed $0.4 million of estimated costs to sell those properties previously held for sale and recognized additional depreciation expense of $0.5 million.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

4. Investments in Unconsolidated Joint Ventures

Fannie Mae

On October 31, 2012, we acquired a 10% interest in a joint venture with Fannie Mae to operate, lease, and manage a portfolio of 970 properties (including 1,176 housing units) single-family residential assets primarily located in Arizona, California, and Nevada. We paid approximately $34.0 million to acquire our interest, and funded approximately $1.0 million in reserves to the joint venture.

A subsidiary of CAH is the managing member and responsible for the operation and management of the properties, subject to Fannie Mae’s approval on major decisions. We evaluated the entity and determined that Fannie Mae held certain participating rights that preclude the presumption of control by us. Accordingly, we account for the ownership interest using the equity method. As of December 31, 2015 and 2014, the joint venture owned 860 properties (including 939 housing units) and 900 properties (including 998 housing units), respectively.

LendingHome

On May 5, 2014, we entered into a limited partnership agreement with an unrelated third party to form LendingHome Fund I-C, L.P. (“LendingHome”), of which CAH is the sole limited partner and the third party is the general partner. We had a capital commitment of $10.0 million to LendingHome, which was formed to originate loans collateralized by single-family residential properties. We account for our ownership interest using the equity method. As of December 31, 2015 and 2014, we have contributed a net of $4.1 million of our commitment. During the year ended December 31, 2015, we received a return of our investment and our net contribution as of December 31, 2015 and 2014 was $0 and $4.1 million, respectively.

During the years ended December 31, 2015 and 2014, our share of net earnings of LendingHome was $48,000 and $0.2 million, respectively.

Vineyard

On July 30, 2012, we acquired a 25.0% ownership interest in CAH Vineyard, LLC (“Vineyard,” formerly Vineyard Development Group, LLC), which provided construction and rehabilitation services to us and other unaffiliated entities, for $5.0 million. We accounted for our ownership interest using the equity method.

On October 16, 2013, we distributed our ownership interest to the sellers of Vineyard (the “Sellers”), subject to the Sellers assuming all of our obligations to pay any remaining amounts due under the note payable pursuant to the executed agreement between CAH and the Sellers. In conjunction with the agreement, we wrote off our investment in Vineyard, net of the corresponding note payable, resulting in a loss of $3.5 million for the year ended December 31, 2013.

5. Loans Receivable

In November 2013, CAF began offering loans targeted for residential buy-to-rent property investors seeking financing. The loans are either originated or acquired by CAF and are secured by first mortgages on SFR properties.

CAF’s portfolio of loans held for investment is divided into two portfolio segments: single-family residential term loans (typically five or 10-year terms) and bridge loans (typically six to 24 month terms), which are the same groupings used to determine the allowance for loan losses. The following tables summarize CAF’s loans held for investment:

	As of December 31, 2015					As of December 31, 2014
(Dollars in thousands)	Principal	Carrying Amount	Weighted Average Coupon	Weighted Average Maturity in Years	Number of Loans	Principal	Carrying Amount	Weighted Average Coupon	Weighted Average Maturity in Years	Number of Loans

Bridge loans	$166,051	$163,812	9.6%	0.7	460	$78,471	$79,006	8.8%	0.9	119
Term loans	484,076	482,667	5.6%	5.7	131	189,291	187,933	5.6%	6.5	32
Total	$650,127	$646,479			591	$267,762	$266,939			151

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

 As of December 31, 2015 and 2014, all loans are performing and no allowance for loan losses has been recorded. Activity in loans held for investment is summarized below:

	Year Ended December 31,
(In thousands)	2015	2014

Balance at beginning of period	$266,939	$3,539
Loan acquisitions and originations	550,851	290,117
Premium and net loan fee amortization	1,027	47
Principal repayments	(172,338)	(26,764)
Balances at end of period	$646,479	$266,939

During the year ended December 31, 2015, CAF invested $550.9 million, net of origination fees, in the acquisitions and originations of loans as follows:

•

$262.1 million, net of origination fees, for revolving and non-revolving first mortgage bridge loans with both fixed and variable interest rates. The loans bear interest, on a weighted average basis at 9.6% and have terms of six to 24 months. As of December 31, 2015, there were 460 active loans collateralized by 1,373 single-family properties (unaudited), multi-unit properties, townhomes, and condominiums, with unfunded commitments of $515.6 million.

•

$280.1 million, net of origination fees, for first mortgage term loans and $8.6 million, net of origination fees for draws on existing loans. The majority of loans are 30-year amortizing with a fixed interest rate. The loans bear interest, on a weighted average basis, at 5.6% and have maturities of five to 10 years. As of December 31, 2015, there were 131 active loans collateralized by 7,465 single-family properties (unaudited), multi-unit properties, townhomes, and condominiums, with unfunded commitments of $7.5 million.

During the year ended December 31, 2014, CAF invested $290.1 million, net of origination fees, in the acquisitions and originations of loans as follows:

•

$105.7 million, net of origination fees, for revolving and non-revolving first mortgage bridge loans with both fixed and variable interest rates. The loans bear interest, on a weighted average basis, at 8.8% and have maturities of one to two years. As of December 31, 2014, there were 119 active loans collateralized by 863 single-family properties (unaudited) with unfunded commitments of $220.6 million.

•

$184.4 million, net of origination fees, for first mortgage term loans. The majority of loans are 30-year amortizing with a fixed interest rate. The loans bear interest, on a weighted average basis, at 5.6% and have maturities of five to 10 years. As of December 31, 2014, there were 32 active loans collateralized by 3,033 single-family properties (unaudited) with unfunded commitments of $5.1 million.

Minimum scheduled principal payments required under the loan agreements as of December 31, 2015 are as follows (in thousands):

Year Ending December 31,
2016	$110,492
2017	55,559
2018	3,495
2019	109,915
2020	190,887
Thereafter	179,779
Total	650,127
Unamortized premiums and net origination fees	(3,648)
Carrying amount	$646,479

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

6. Other Assets

The following table summarizes our other assets, net:

	As of December 31,
(In thousands)	2015	2014
Deferred financing costs, net	$9,816	$15,140
Available-for-sale marketable securities, at fair value	—	4,457
Deposits	3,083	1,335
Deferred leasing costs, net	1,651	3,414
Receivables, net - single-family residential rentals	1,296	1,940
Receivables, net - single-family real estate loans	8,760	8,860
Prepaid expenses	11,540	3,525
Other	5,752	9,655
Total other assets	$41,898	$48,326

Our allowance for doubtful accounts for tenant receivables at December 31, 2015 and 2014 was approximately $1.8 million and $3.3 million, respectively, and is included within receivables, net—single-family residential rentals in other assets. Activity in the allowance for doubtful accounts was as follows:

(In thousands)	Allowance for Doubtful Accounts
Balance at December 31, 2012	$(270)
Additions—bad debt expense	(5,303)
Deductions—write offs, net of collections	4,010
Balance at December 31, 2013	(1,563)
Additions—bad debt expense	(6,881)
Deductions—write off net of collections	5,139
Balance at December 31, 2014	(3,305)
Additions—bad debt expense	(6,036)
Deductions—write offs, net of collections	7,547
Balance at December 31, 2015	$(1,794)

7. Debt

Secured Credit Facility

On August 28, 2013, we entered into a $500.0 million secured revolving credit facility (the “Credit Facility”) with JPMorgan. The Credit Facility was subsequently amended on November 22, 2013 to syndicate the facility to three additional lenders, and the total borrowing capacity was increased to $1.2 billion. Borrowings under the Credit Facility accrued interest at the London Interbank Offered Rate (“LIBOR”) plus 3.5%, subject to a LIBOR floor of 0.5%, until May 29, 2014. Effective May 30, 2014, the interest rate was reduced to LIBOR plus 3.0%, subject to a LIBOR floor of 0.5%. The Credit Facility may be used for the acquisition, financing, and renovation of properties and other general purposes. Concurrent with new borrowings under a mortgage loan in June 2015 (described below), we paid down the balance of the Credit Facility by $432.9 million and the borrowing capacity was reduced from $1.2 billion to $800.0 million. In July 2015, we entered into an agreement with JPMorgan to amend the terms of the Credit Facility to extend the maturity to July 2017. The interest rate is equal to the three-month LIBOR plus 3.00% with no LIBOR floor. In addition, we are able to draw up to 65% of the aggregate value of the eligible homes in the borrowing subsidiaries’ portfolios (previously 60%) based on the lesser of (a) the value of the homes or (b) the original purchase price plus certain renovation and other capitalized costs of the homes. As of December 31, 2015 and 2014, approximately $477.3 million and $700.5 million, respectively, was outstanding under the Credit Facility and $322.7 million and $499.5 million, respectively, was available for future borrowings. The weighted average interest rate for the years ended December 31, 2015 and 2014 was 3.4% and 3.7%, respectively.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

All amounts outstanding under the Credit Facility are collateralized by the equity interests in certain of our property owning subsidiaries, or pledged subsidiaries. The pledged subsidiaries are required to pay a monthly fee in connection with the revolving credit facility based upon the unused portion of the facility, certain fees assessed in connection with establishing the facility and other fees specified in the revolving credit facility documents. The pledged subsidiaries are separate legal entities, but continue to be reported in our consolidated financial statements. As long as the Credit Facility is outstanding, the assets of the pledged subsidiaries are not available to satisfy the other debts and obligations of the pledged subsidiaries or CAH.

The Credit Facility does not contractually restrict our ability to pay dividends, but certain covenants contained therein may limit the amount of cash available for distribution. There are various affirmative and negative covenants, including financial covenants that require the pledged subsidiaries to maintain minimum tangible net worth and liquidity levels, as defined in the agreement for the Credit Facility. As of December 31, 2015 and 2014, the pledged subsidiaries were in compliance with all of these financial covenants.

The Credit Facility also provides for the restriction of cash whereby we must set aside funds for payment of insurance, property taxes and certain property operating and maintenance expenses associated with properties in the pledged subsidiaries’ portfolios. As of December 31, 2015 and 2014, CAH had approximately $17.0 million and $30.5 million, respectively, included in escrow deposits associated with the required reserves. The agreement also contains customary events of default, including payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross-default with certain other indebtedness.

Mortgage Loans

On April 10, 2014, we borrowed, through CAH 2014-1 Borrower, LLC, a single-purpose, bankruptcy-remote special purpose subsidiary (the “April 2014 Borrower”), $513.6 million under a mortgage loan (the “April 2014 mortgage loan”) arranged by JPMorgan. The April 2014 mortgage loan provides for monthly payments at a blended rate equal to the one-month LIBOR plus 1.69%, subject to a 0.25% LIBOR floor. The April 2014 mortgage has a blended effective rate, including discount amortization, of one-month LIBOR plus 1.78%, subject to a 0.25% LIBOR floor. The loan matures in May 2019, assuming the exercise of two one-year extension options at CAH’s option, subject to the satisfaction of certain conditions, including that no event of default has occurred and is continuing and that CAH has obtained an extension of the interest rate cap. The April 2014 mortgage loan was issued at a discount of $4.7 million, which is amortized as additional interest expense over the expected term of the borrowing. The unamortized discount was $3.1 million at December 31, 2015 and $4.0 million at December 31, 2014. The April 2014 mortgage loan also provides for minimum principal payments on the schedule set forth in the table below. The April 2014 mortgage loan, which was secured by a pledge of all of the assets of the April 2014 Borrower, including first priority mortgages on approximately 3,400 single-family homes, is generally non-recourse to CAH beyond the homes mortgaged to secure the loan. The April 2014 mortgage loan was also guaranteed by the sole member of the April 2014 Borrower, also a single-purpose, bankruptcy-remote special purpose subsidiary. The guarantor’s only asset is the April 2014 Borrower. The April 2014 Borrower as well as its sole member are CAH’s subsidiaries and consolidated by us. The April 2014 mortgage loan requires an interest rate cap with a 2.08% strike on the one-month LIBOR (see Note 13). The loan arranger for the April 2014 mortgage loan subsequently transferred the loan into a trust which issued and sold pass-through certificates approximating the principal amount of the loan. Concurrent with this borrowing, we paid down the Credit Facility by $237.9 million.

On June 30, 2014, we borrowed, through CAH 2014-2 Borrower, LLC, a single-purpose, bankruptcy-remote special purpose subsidiary (the “June 2014 Borrower”), $558.5 million under a mortgage loan (the “June 2014 mortgage loan”) arranged by JPMorgan. The June 2014 mortgage loan provides for monthly payments of interest only at a blended rate equal to LIBOR plus 1.73%. The loan matures in July 2019, assuming the exercise of three one-year extension options at our option, subject to the satisfaction of certain conditions, including that no event of default has occurred and is continuing and that we have obtained an extension of the interest rate cap. The June 2014 mortgage loan, which was secured by a pledge of all of the assets of the June 2014 Borrower, including first priority mortgages on approximately 3,700 single-family homes, is generally non-recourse to CAH beyond the homes mortgaged to secure the loan. The June 2014 mortgage loan was also guaranteed by the sole member of the June 2014 Borrower, also a single-purpose, bankruptcy-remote special purpose subsidiary. The guarantor’s only asset is the June 2014 Borrower. The June 2014 Borrower as well as its sole member are CAH’s subsidiaries and consolidated by us. The June 2014 mortgage loan requires an interest rate cap with a 2.96% strike on one-month LIBOR (see Note 13). The loan arranger for the June 2014 mortgage loan subsequently transferred the loan into a trust which issued and sold pass-through certificates approximating the principal amount of the mortgage loan. Concurrent with this borrowing, we paid down the Credit Facility by $345.5 million.

On June 11, 2015, we borrowed, through CAH 2015-1 Borrower, LLC, a single-purpose, bankruptcy-remote special purpose subsidiary (the “June 2015 Borrower”), $640.1 million under a mortgage loan (the “June 2015 mortgage loan”) arranged by JPMorgan (excluding the Class G Certificate described below). The June 2015 mortgage loan provides for monthly payments of interest only at a blended rate equal to LIBOR plus 1.97%. The loan matures in July 2020, assuming the exercise of three one-year extension options at

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

our option, subject to the satisfaction of certain conditions, including that no event of default has occurred and is continuing and that we have obtained an extension of the interest rate cap. The June 2015 mortgage loan, which was secured by a pledge of all of the assets of the June 2015 Borrower, including first priority mortgages on approximately 3,900 single-family homes, is generally non-recourse to CAH beyond the homes mortgaged to secure the loan. The June 2015 mortgage loan was also guaranteed by the sole member of the June 2015 Borrower, also a single-purpose, bankruptcy-remote special purpose subsidiary. The guarantor’s only asset is the June 2015 Borrower. The June 2015 Borrower as well as its sole member are CAH’s subsidiaries and consolidated by us. The June 2015 mortgage loan requires an interest rate cap with a 2.42% strike on the one-month LIBOR (see Note 13). The loan arranger for the June 2015 mortgage loan subsequently transferred the loan into a trust which issued and sold pass-through certificates approximating the principal amount of the mortgage loan. Concurrent with this borrowing, we paid down the Credit Facility by $432.9 million.

In addition to the pass-through certificates in the amount of approximately $640.1 million, the trust issued a principal-only certificate, Class G, in the amount of $33.7 million, which was retained by us. The Class G certificate is set forth on the consolidated balance sheet as an asset-backed securitization certificate.

As of December 31, 2015 and 2014, approximately $1.7 billion and $1.1 billion of principal was outstanding under the mortgage loans and the weighted average interest rate for the years ended December 31, 2015 and 2014 was 2.0% and 1.9%, respectively.

The following table summarizes the minimum principal payments due under the mortgage loans as of December 31, 2015:

(In thousands) Year Ending December 31,	April 2014 Mortgage Loan	June 2014 Mortgage Loan	June 2015 Mortgage Loan	Total

2016	$5,126	$—	$—	$5,126
2017	5,126	—	—	5,126
2018	5,126	—	—	5,126
2019	486,263	553,698	—	1,039,961
2020	—	—	673,357	673,357
Total	$501,641	$553,698	$673,357	1,728,696
Deferred financing costs, net				(34,645)
Unamortized discount				(3,133)
Carrying value				$1,690,918

The rental revenues from the leases for the homes securing the mortgage loans are used first to pay the interest on the borrowings and to reserve funds for the various ongoing maintenance and repairs and taxes, after which we are entitled to the excess rental revenues related to such collateralized homes. The homes included in the collateral underlying the mortgage loans cannot be cross collateralized or serve as collateral for other purposes. However, the homes securing the mortgage loans may be substituted if they fail to comply with certain property covenants and representations.

None of the mortgage loans restrict our ability to pay dividends but certain covenants contained therein may limit the amount of cash available for distribution. There are various affirmative and negative covenants, including financial covenants that require the pledged subsidiaries to maintain minimum tangible net worth and liquidity levels. At December 31, 2015 and 2014, the pledged subsidiaries were in compliance with all of these financial covenants.

The mortgage loans also provide for the restriction of cash whereby we must set aside funds for payment of insurance, property taxes and certain property operating and maintenance expenses associated with properties securing the borrowings. As of December 31, 2015 and 2014, we had approximately $21.8 million and $14.9 million, respectively, included in restricted cash associated with the required reserves. The agreement also contains customary events of default, including payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross-default with certain other indebtedness.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Secured Financing Facility

We entered into a Master Repurchase Agreement (the “Warehouse Facility”) on December 16, 2014 with Credit Suisse First Boston Mortgage Capital, LLC (the “Lender”) to finance originated and acquired term loans for its single-family real estate loans operations under CAF. The Warehouse Facility was a revolving line with a one-year term with interest at LIBOR plus 3.00% per annum. Upon the first draw of the Warehouse Facility, we paid the Lender a 0.75% commitment fee on the maximum commitment amount of $300.0 million totaling $2.3 million which is included in deferred financing costs in the consolidated balance sheets. In addition, we were required to pay a quarterly non-utilization fee equal to 0.50% per annum multiplied by 50% of the maximum aggregate purchase price times the average daily aggregate outstanding borrowings.

In December 2015, we renewed the Warehouse Facility and also entered into repurchase agreements with two other lenders, as set forth below.  In connection with these agreements, we paid to the lenders fees totaling $2.7 million, which are included in deferred financing costs in the consolidated balance sheets.  We are required to pay quarterly non-utilization fees equal to 0.50% per annum multiplied by 50% of the maximum aggregate purchase price times the average daily aggregate outstanding borrowings.

The following table presents information regarding our secured financing facility as of December 31, 2015:

(Dollars in thousands)	Maturity Date	Outstanding Balance	Committed Amount	Interest Rate	Assets Pledged
Credit Suisse First Boston Mortgage Capital	12/29/2017	$61,857	$300,000	(1)	$87,141
Nomura Corporate Funding Americas	5/17/2017	32,930	100,000	(2)	51,425
Morgan Stanley Bank	6/18/2018	72,561	125,000	(3)	96,749
Total secured financing facility		$167,348	$525,000		$235,315

(1)	Interest is equal to LIBOR plus 2.85%.
(2)	Interest is equal to 3.75% plus the greater of LIBOR or 0.20%.
(3)	Interest is equal to LIBOR plus 3.00% for term loans and LIBOR plus 3.75% for bridge loans.

The following table presents information regarding the Warehouse Facility as of December 31, 2014:

(Dollars in thousands)	Maturity Date	Outstanding Balance	Committed Amount	Weighted Average Interest Rate	Assets Pledged
Credit Suisse First Boston Mortgage Capital	12/15/2015	$55,465	$300,000	3.17%	$80,527

In conjunction with the execution of the secured financing facilities, during the years ended December 31, 2015 and 2014, we incurred deferred financing costs totaling $2.7 million and $4.4 million, respectively, which are amortized over the terms of the agreements. For the years ended December 31, 2015 and 2014, we amortized $4.3 million and $0.2 million of these deferred financing costs, which are included in interest expense in the accompanying consolidated statements of operations.

The secured financing facilities are fully collateralized by portions of our loan portfolio (see Note 5). We were in compliance with all covenants related to these financing arrangements at December 31, 2015 and 2014.

Secured Notes

In October 2015, CAF completed a securitization transaction backed by 69 single-family residential term loans made to multiple borrowers. CAF issued, through a subsidiary, $223.9 million of five- and ten-year term non-recourse mortgage-backed notes with a blended rate of 3.51%. Concurrent with this securitization CAF paid down its Warehouse Facility by $167.7 million.  The loan arranger for the Secured Notes subsequently transferred them into a trust that issued and sold pass-through certificates approximating the principal amount of the Secured Notes.

In conjunction with the execution of the Secured Notes, during the year ended December 31, 2015, we incurred deferred financing costs totaling $8.3 million, which are included as a deduction from the carrying amount of the Secured Notes in the consolidated balance sheets and amortized over the term of the Secured Notes. For the year ended December 31, 2015, we amortized $0.3 million of these deferred financing costs, which are included in interest expense in the consolidated statements of operations.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

8. Equity

CAH’s authorized capital stock consists of 50,000,000 shares of preferred stock, $0.01 par value per share, 125 of which are classified as 12.5% Series A Cumulative Non-Voting Preferred Stock, and 450,000,000 shares of common stock, $0.01 par value per share, 26,075,000 of which are classified as shares of Class A common stock and 423,925,000 of which are classified as shares of Class B common stock.

The Operating Partnership’s capital structure consists of Series A OP units, Series B OP units, Series X OP units, AGP units, AGP-2 units, Class A Special units (until November 4, 2014), and Class B Special units. CAH holds all of the Series A and Series B OP units, while all of the remaining classes of partnership units were held by SFR Holdings (a portion of Series X OP units, Class A Special units and Class B Special units), or are held by pooled investment vehicles managed by Colony Capital (remaining Series X OP units and AGP units). Following the Management Internalization, SFR Holdings was dissolved and the partnership interests it held in the Operating Partnership were transferred to affiliates of Colony Capital.

In July and August 2012, through a series of private placement transactions, we received approximately $512.8 million in capital commitments from institutional investors and certain affiliates of Colony Capital.

During November 2012 through May 31, 2013, we raised an additional $1.8 billion in capital commitments from institutional and other investors, including affiliates of Colony Capital. As a result of these transactions, we received aggregate commitments of approximately $2.3 billion. Investors in the private placements received shares of one or more of CAH’s existing outstanding classes of common stock or one or more of the existing series or classes of OP units in the Operating Partnership in exchange for their capital commitments.

In connection with $802.6 million in capital commitments received during the year ended December 31, 2013, we incurred $32.7 million in offering costs payable to the placement agent. At December 31, 2015 and 2014, approximately $11.9 million and $16.6 million, respectively, of the offering costs were payable and included in other liabilities on the accompanying consolidated balance sheets.

On November 4, 2014, we acquired all of the membership interests in the CAH Manager from a holding company owned by Colony Capital and certain other owners for 5,487,169 Series X OP units of the Operating Partnership. Additionally, in connection with the Management Internalization, the Class A Special units were recapitalized into 10,974,337 Series X OP units of the Operating Partnership (see Note 11).

The following table summarizes the capitalization of the Operating Partnership:

	December 31,
	2015	2014

Series A OP units	26,075,000	26,075,000
Series B OP units	123,068,500	123,068,500
Series X OP units	38,521,506	38,521,506
AGP units	15,000,000	15,000,000
AGP-2 units	40,000,000	40,000,000
Class B Special units	26,075,000	26,075,000

From July 31, 2012 to November 3, 2014, at the end of each quarter, cash available for distribution from the Operating Partnership was first distributed to the holders of Class A Special units in an amount equal to the lesser of (A) 0.375% of the Operating Partnership’s capital accounts, as defined in the Operating Partnership agreement, and (B) the net income of the Operating Partnership with respect to such quarter; provided that any excess of (A) over (B) was added to the amount distributed to the holders of Class A Special units for subsequent quarters. After the priority distribution, if any, with respect to the Class A Special units, any remaining cash available for distribution was allocated among each of the Series A, Series B, Series X, and AGP units and AGP-2 units based on the percentage that the number of each series of OP units represents in comparison to the number of all outstanding partnership units. The amount allocated for distribution in respect of the AGP units, AGP-2 units and Series X OP units is then divided between the holders of the AGP units, AGP-2 units and Series X OP units based on their relative percentage interests in such series. The amount allocated for distribution in respect of the Series A OP units and the Series B OP units is then divided between the holders of such series of OP units and the holders of the Class B Special units in accordance with the following formula: first to the holders of

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

such series of OP units, until each such series receives a return of its capital contributions plus a 10% per annum cumulative preferred return; second 50% to the holders of such series of OP units and 50% to the holders of Class B Special units until the holders of Class B Special units have received cumulative distributions equal to 20% of the distributions (after capital has been returned) paid to the holders of such series of OP units and Class B Special units under this formula; and third 80% to the holders of such series of OP units and 20% to the holders of Class B Special units. The distributions payable in respect of the Class A common stock are tied to the distributions CAH receives as a holder of Series A OP units. The distributions payable in respect of the Class B common stock are tied to the distributions CAH receives as a holder of Series B OP units.

The CAH Manager’s capital structure consisted of Class A, Class B, Class C, and Class D units. The Class A, Class C, and Class D membership interests were profits interests in the CAH Manager. Accordingly, only the Class B member was required to have additional capital contributions and advances when such requests were made by the management committee of the CAH Manager. Colony AH Member, LLC (“Colony AH Member”), a Delaware limited liability company and a wholly owned subsidiary of Colony Capital, owned 100% of the Class B interest.

On July 30, 2012, the CAH Manager issued non-transferrable warrants to certain warrant holders to purchase Class D units of the CAH Manager at the exercise price of $0.01 per warrant in the event that CAH acquires the CAH Manager through an internalization transaction. The warrants were exercised by the warrant holders immediately prior to the Management Internalization, and the Class D units of the CAH Manager issued to satisfy the warrants were converted to Series X OP units along with all other unit types of the CAH Manager as part of the Management Internalization.

In connection with the Management Internalization, the Operating Partnership made a distribution of $27.8 million to the holders of the Class A Special units. In addition, on December 30, 2014, we declared a $19.9 million distribution representing the liquidation of the assets of the CAH Manager prior to the Management Internalization.

During the year ended December 31, 2015, the Operating Partnership made distributions to its unitholders totaling $356.0 million.

During the year ended December 31, 2015, we raised $54.8 million in cash as a result of capital calls on the partners of CAF.

In January 2016, in connection with the Merger, we completed a share exchange, whereby all of the issued and outstanding shares of CAH common stock were exchanged for an aggregate of 64,869,526 SWAY common shares.  See Note 17 for further details.

Noncontrolling Interests

The portions of the equity, net income and other comprehensive income of consolidated subsidiaries that are not attributable to the parent are presented separately as amounts attributable to noncontrolling interests in the consolidated financial statements. A substantial portion of noncontrolling interests represent interests held by private investment funds or other investment vehicles managed by Colony Capital or its affiliates.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Accumulated Other Comprehensive Income (Loss), Net

The following tables present the changes in each component of accumulated other comprehensive income attributable to the stockholders:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Beginning balance of OCI related to cash flow hedges	$(2,014)	$49	$—
Beginning balance of OCI related to available-for-sale securities	420	—	—
Beginning balance of OCI - total	(1,594)	49	—
Unrealized (loss) gain - cash flow hedges	(1,473)	(2,014)	49
Unrealized (loss) gain - available-for-sale securities	(11)	1,485	—
Amounts reclassified from accumulated other comprehensive income	(409)	(1,065)	—
Net change in OCI	(1,893)	(1,594)	49
Ending balance of OCI	(3,487)	(1,545)	49
Allocation of OCI to noncontrolling interests	1,337	580	(16)
Accumulated other comprehensive (deficit) income	$(2,150)	$(965)	$33

9. Earnings (loss) per Share

The following table provides the basic earnings per common share computations:

	Year Ended December 31,
(In thousands, except share and per share data)	2015	2014	2013
Numerator:
Net loss	$(62,015)	$(80,940)	$(48,255)
Net loss attributable to noncontrolling interests	(23,152)	(23,340)	(9,928)
Net loss attributable to stockholders	(38,863)	(57,600)	(38,327)
Preferred dividends	16	15	15
Net loss attributable to common stockholders	$(38,879)	$(57,615)	$(38,342)
Denominator:
Basic and diluted weighted average number of common shares outstanding	149,143,500	149,143,500	143,398,200
Earnings (loss) per share:
Net loss attributable to common stockholders per share–basic and diluted	$(0.26)	$(0.39)	$(0.27)

10. Related-party transactions

Administrative and Acquisition Support Services

From July 30, 2012 through November 3, 2014, Colony Capital provided certain services to us, including accounting, taxes, capital formation, auditing, and investor relations, for an annual support fee of $0.8 million plus one tenth of a percent (0.10%) of the cost of CAH’s assets under management. Colony Capital also provided acquisition related services, including identification, due diligence, and acquisition of single-family residential properties on behalf of CAH. For the period from January 1, 2014 through November 3, 2014 and the year ended December 31, 2013, we incurred $3.2 million and $2.6 million, respectively, of administrative support services fees which are included in general and administrative expenses, and approximately $2.5 million and $4.1 million, respectively, of acquisition support services costs which are also included in general and administrative expenses. Any unpaid fees and costs are included in related party payables in the accompanying consolidated balance sheets.

Transition Services Agreement

Upon the closing of the Management Internalization, we entered into a transition services agreement with Colony Capital to obtain the services of certain administrative personnel. Pursuant to this agreement, we are provided with dedicated personnel to staff general and administrative functions necessary for its operations. The agreement also allows certain Colony Capital senior

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

management personnel to serve as officers of CAH. In accordance with the transition services agreement, we reimburse Colony Capital for all compensation and benefits and costs associated with the employees dedicated to its operations. The transition services agreement will terminate upon the earlier of (i) the cessation of all services or (ii) May 4, 2016, provided that we will have the one-time option to extend the provision of services under the agreement until November 4, 2016. For the years ended December 31, 2015 and 2014, we incurred $3.2 million and $0.7 million of transition services fees, which are included in general and administrative expenses. Any unpaid fees and costs are included in related party payables in the accompanying consolidated balance sheets. The agreement was terminated in January 2016 upon consummation of the Merger.

Management Services

As the managing member of a joint venture with Fannie Mae (see Note 4), a wholly owned subsidiary of CAH earns a management fee based upon the venture’s gross receipts. For the years ended December 31, 2015, 2014 and 2013, CAH earned management fees of approximately $2.9 million, $2.7 million and $1.9 million, respectively. Management fees earned from the Fannie Mae joint venture are included in other income.

During the year ended December 31, 2015, in connection with capital contributions from its outside partners, CAF began earning investment management fees. The fees are equal to 1.25% per annum of the equity attributable to CAF’s noncontrolling interests, as defined in the related agreement. For the year ended December 31, 2015, CAF recorded $0.7 million of management fees, which are included in other income in the consolidated statement of operations.

Vineyard Note Payable and Cost Reimbursements

Pursuant to a purchase agreement for Vineyard (see Note 4), we paid $2.5 million in cash at closing and agreed to pay the Sellers $0.5 million per year for five consecutive years beginning December 31, 2012 through a non-interest bearing note for its investment in Vineyard. We imputed interest using an approximate market rate, resulting in a discount of $0.2 million amortized over the term of the note. For the year ended December 31, 2013, we recognized $62,000 in interest expense related to the note. Pursuant to a distribution agreement dated as of October 16, 2013, the affiliate relationship between CAH and Vineyard ended subject to the Sellers assuming all of our obligations to pay any remaining amounts due under the note payable.

Until October 16, 2013, Vineyard provided construction and rehabilitation services on our portfolio of properties. For the year ended December 31, 2013, we reimbursed approximately $39.8 million to Vineyard for third-party costs and overhead, which were capitalized or expensed, as appropriate, in accordance with our capitalization policy.

11. Management Internalization

On November 4, 2014, we completed the Management Internalization by indirectly acquiring all of the membership interests in the CAH Manager in exchange for 5,487,169 Series X OP units in the Operating Partnership. Prior to its acquisition, the CAH Manager provided all management and advisory functions for us, such as marketing, leasing and management of our single-family residential homes, including collecting rents and interacting with tenants, as well as directing and overseeing the acquisition and renovations of homes and all strategic and corporate initiatives for us.

Since CAH and the CAH Manager were under common control of Colony Capital, the Management Internalization was accounted for as a reorganization of entities under common control. Accordingly, we retrospectively adjusted our historical financial statements for all periods presented to reflect the change in reporting entity, as if the Management Internalization had occurred on March 13, 2012, the date we commenced operations.

In connection with the Management Internalization, the Class A Special units received a cash distribution in an amount equal to the unpaid distributions that had accrued with respect to such Class A Special units as of the date of the Management Internalization, reduced by payments otherwise due from the CAH Manager to CAH Subsidiary REIT, Inc. The Class A Special units were recapitalized into 10,974,337 Series X OP units in connection with the Management Internalization. In addition, since the acquisition of the CAH Manager was accounted for as a reorganization of entities under common control, the excess of the fair value of the consideration transferred over the book value of the net assets acquired was accounted for as a deemed distribution to the noncontrolling interests. The fair value of the CAH Manager and Class A Special units, which were determined based on appraisals provided by three independent parties, was estimated to be $208.3 million, equivalent to $12.65 per Series X OP unit, as of the date of the Management Internalization.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

12. Fair Value Measurements

Considerable judgment may be necessary to interpret market data and develop estimated fair value. The use of different assumptions or methodologies could have a material effect on the estimated fair value amounts.

Recurring Fair Value Measurements

We have certain assets and liabilities that are required to be recorded at fair value on a recurring basis. The fair values of interest rate derivative contracts are determined by discounting the expected cash flow of each derivative instrument based on forecasted interest rates. This analysis reflects the contractual terms of the derivatives, observable market-based inputs, and credit valuation adjustments to appropriately reflect the non-performance risk for both CAH and the respective counterparty. Although credit valuation adjustments, such as the risk of default, rely on Level 3 inputs, we have determined that these inputs are not significant to the overall valuation of our derivatives. As a result, interest rate derivatives are classified in Level 2 of the fair value hierarchy. As of December 31, 2015 and 2014, our interest rate caps and futures with a fair value of approximately $0.3 million and $1.4 million, respectively, are included in other assets, net. As of December 31, 2015 and 2014, our interest rate swaps with a fair value of approximately $1.0 million and $1.1 million, respectively, are included in other liabilities.

We invested in available-for-sale marketable securities, which are valued based on quoted prices available in active markets for identical investments and are within Level 1 of the fair value hierarchy. As of December 31, 2014, our available-for-sale marketable securities with a fair value of approximately $4.5 million are included in other assets, net. As of December 31, 2015, CAH did not own any marketable securities.

Nonrecurring Fair Value Measurements

We also measure certain other assets at fair value on a nonrecurring basis.

As of December 31, 2015 and 2014, real estate assets of approximately $62.0 million and $9.5 million, respectively, were carried at fair value on a nonrecurring basis, including real estate held for use and real estate held for sale. The majority of the fair value measurements of these real estate assets were based on third-party broker price opinions that incorporate prices in observed transactions involving comparable real estate investments in the valuation. We classified these fair value measurements as Level 3 of the fair value hierarchy as the valuations included Level 3 inputs that were significant to the estimate of fair value. The adjustments to fair value of these real estate assets resulted in impairment losses for the years ended December 31, 2015, 2014 and 2013 of $11.8 million, $7.0 million and $0.7 million, respectively.

Financial Instruments Reported at Cost

We disclose the fair value of financial instruments carried at historical cost for which fair value can be reasonably estimated.

 Fair values of loans receivable are estimated using Level 3 inputs such as discounted cash flow projections, interest rates available for borrowers with similar credit metrics, market comparables, dealer quotes, and other quantitative and qualitative factors. As of December 31, 2015 and 2014, the fair value of CAH’s loans receivable was approximately $654.3 million and $271.6 million, respectively.

The carrying values of our asset-backed securitization certificate, secured credit facility, mortgage loans, secured notes and secured financing facility approximate their fair values as they were recently obtained or have their terms recently amended, and their interest rates reflect market rates since they are indexed to LIBOR (Level 2).

The carrying values of rent and other receivables, purchase and escrow deposits, accrued liabilities, related party receivable and payable approximate their fair values due to their short-term nature (Level 2).

13. Derivatives and Hedging

Our objective in using derivative instruments is to manage our exposure to interest rate movements impacting interest expense on its borrowings and the fair value of its loan portfolio. During the years ended December 31, 2015, 2014 and 2013, we used interest rate caps to hedge the variable cash flows associated with our existing variable-rate mortgage loans and credit facility. We also used interest rate swaps to (i) mitigate changes in the fair value of our loan portfolio, which generally bears interest at fixed rates, and (ii) offset the impact of changes in interest rates for our borrowings under the secured financing. Interest rate swaps involve the receipt

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

of variable-rate interest amounts from a counterparty in exchange for us making payments based on a fixed interest rate over the life of the swap contracts.

Designated Hedges

In April 2014, June 2014 and June 2015, we entered into interest rate caps to limit the exposure of increases in interest rates on our LIBOR-indexed mortgage loans. The cap for the April 2014 mortgage loan has a 2.08% strike on one-month LIBOR and expires in May 2017. The cap for the June 2014 mortgage loan has a 2.96% strike on one-month LIBOR and expires in July 2016. The cap for the June 2015 mortgage loan has a 2.42% strike on one-month LIBOR and expires in July 2016. These interest rate caps were partially designated as cash flow hedges. Changes in fair value of the designated portion of the interest rate caps that qualify for hedge accounting are recorded in other comprehensive income, resulting in unrealized losses of $1.6 million and $1.9 million for the years ended December 31, 2015 and 2014, and an unrecognized gain of $49,000 for the year ended December 31, 2013.

Non-Designated Hedges

Non-designated hedges are derivatives that do not meet the criteria for hedge accounting or for which we did not elect to designate as accounting hedges. We do not enter into derivative transactions for speculative or trading purposes, but may enter into derivatives to manage the economic risk of changes in interest rates. Changes in the fair value of derivatives not designated as accounting hedges are recorded in other loss, net in the accompanying consolidated statements of operations.

A portion of the notional amounts of interest rate caps in connection with our mortgage loans are not designated as accounting hedges. In addition, we entered into interest rate caps in connection with each of the draws from the secured credit facility, which are not designated as accounting hedges. Each of the interest rate caps has a strike rate on one-month LIBOR of 2.08% to 3.00% and all expire between May 2016 and July 2017. For the years ended December 31, 2015, 2014 and 2013, unrealized losses of $0.2 million, $1.4 million and $0.5 million, respectively, are included in other loss, net in the accompanying consolidated statements of operations for our non-designated interest rate cap hedges.

We utilize interest rate swaps and futures as economic hedges for our portfolio of loans held for investment and secured financing facility, which are not designated as accounting hedges. For the years ended December 31, 2015, 2014 and 2013, net unrealized gains of $0.1 million, $1.4 million and $0, respectively, are included in other loss, net in the accompanying consolidated statements of operations related to our non-designated interest rate swaps and futures.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

The fair values of derivative instruments included in other assets, net and other liabilities in our consolidated balance sheets are as follows:

	December 31, 2015				December 31, 2014
	Asset Derivatives		Liability Derivatives		Asset Derivatives		Liability Derivatives
(In thousands)	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value

Derivatives designated as hedging instruments:
Interest rate caps—mortgage loans	$1,544,361	$192	$—	$—	$940,812	$1,238	$—	$—
Total derivatives designated as hedging instruments	1,544,361	192	—	—	940,812	1,238	—	—
Derivatives not designated as hedging instruments:
Interest rate caps—mortgage loans	159,680	17	—	—	128,292	169	—	—
Interest rate caps—secured credit facility	500,000	—	—	—	850,683	—	—	—
Interest rate swaps and futures—loans receivable and secured financing facility	118,390	91	74,862	1,042	13,529	33	173,100	1,114
Total derivatives not designated as hedging instruments	778,070	108	74,862	1,042	992,504	202	173,100	1,114
Total	$2,322,431	$300	$74,862	$1,042	$1,933,316	$1,440	$173,100	$1,114

14. Income Taxes

Our TRSs are subject to corporate level federal, state, foreign and local income taxes. The following is a summary of our income tax expense (benefit):

	Year Ended December 31,
(In thousands)	2015	2014	2013
Current
Federal	$(18)	$625	$625
State	393	244	211
Total current tax expense	375	869	836
Deferred
Federal	377	(1,286)	(136)
State	80	(276)	(19)
Total deferred tax benefit	457	(1,562)	(155)
Total income tax (benefit) expense	$832	$(693)	$681

Deferred tax assets of $1.3 million and $1.7 million are included in other assets, net as of December 31, 2015 and 2014, respectively. Deferred tax assets arise from temporary differences in income recognition for GAAP and tax purposes, primarily related to our investments in real estate.

15. Commitments and Contingencies

Homeowners’ Association Fees

Certain of our properties are located in communities that are subject to homeowners’ association fees. The fees are generally billed quarterly and subject to annual adjustments. The fees cover the costs of maintaining common areas and are generally paid for by us.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Legal

From time to time, we are subject to potential liability under various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when an unfavorable outcome is probable and the costs can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, we accrue the best estimate within the range; however, if no amount within the range is a better estimate than any other amount, the minimum within the range is accrued. Legal fees related to legal claims are expensed as incurred. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal claims that would have a material effect on CAH’s financial statements at December 31, 2015 or 2014.

Insurance

As of December 31, 2015, we are self-insured for property and casualty losses up to its deductibles and $2.5 million in total annual claims.

Loan Commitments

At December 31, 2015 and 2014, we had $523.1 million and $225.7 million, respectively, in unfunded loan commitments through our CAF operations.

 Leases

As of December 31, 2015, our future minimum rental and lease payments under non-cancelable operating leases with initial terms of one year or more, for our primary and regional offices are as follows (in thousands):

Year Ending December 31,

2016	$1,067
2017	1,273
2018	1,303
2019	1,166
2020	1,035
Thereafter	4,433
Total	$10,277

The leases provide for payment of certain operating expenses applicable to the leased premises, as well as escalation clauses.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

16. Segment Information

The operating results for each of our reportable segments are summarized below:

	Year Ended December 31, 2015			Year Ended December 31, 2014
(In thousands)	Single-Family Residential Rentals	Single-Family Real Estate Loans	Total	Single-Family Residential Rentals	Single-Family Real Estate Loans	Total
REVENUE
Rental income	$283,635	$—	$283,635	$195,303	$—	$195,303
Interest income	—	27,704	27,704	—	4,060	4,060
Other income	20,101	1,075	21,176	14,051	73	14,124
Total revenue	303,736	28,779	332,515	209,354	4,133	213,487
EXPENSES
Property operating expenses	62,349	—	62,349	59,396	—	59,396
Real estate taxes and insurance	53,894	—	53,894	40,479	—	40,479
Property management expenses	18,422	—	18,422	16,950	—	16,950
Loan operating expense	—	4,878	4,878	—	1,670	1,670
Acquisition costs	25	214	239	725	236	961
Interest expense	65,034	13,675	78,709	38,086	259	38,345
Depreciation and amortization	108,307	3	108,310	87,194	2	87,196
Impairment of real estate assets	11,780	—	11,780	7,025	—	7,025
General and administrative	34,226	7,673	41,899	40,878	3,511	44,389
Transaction-related expenses	7,112	—	7,112	—	—	—
Total expenses	361,149	26,443	387,592	290,733	5,678	296,411
Net gain on sales of real estate	1,133	—	1,133	5,282	—	5,282
Equity in income from unconsolidated joint ventures	266	(3)	263	305	—	305
Other loss, net	(3,607)	(3,895)	(7,502)	(2,908)	(1,388)	(4,296)
Loss before income taxes	(59,621)	(1,562)	(61,183)	(78,700)	(2,933)	(81,633)
Income tax expense (benefit)	816	16	832	(695)	2	(693)
Net loss	$(60,437)	$(1,578)	$(62,015)	$(78,005)	$(2,935)	$(80,940)

The net investments in each of our reportable segments are summarized as follows:

	December 31,
(In thousands)	2015	2014
ASSETS:
Single-Family Residential Rentals	$3,586,857	$3,558,765
Single-Family Real Estate Loans	691,961	323,832
Total consolidated assets	$4,278,818	$3,882,597

17. Subsequent Events

Merger with SWAY

SWAY, CAH and certain of their subsidiaries and certain investors in CAH entered into a Merger Agreement dated as of September 21, 2015 (see Note 1). Effective January 5, 2016, CAH merged with and into the Merger Subsidiary, which is the surviving entity in the Merger and will continue to be a wholly owned subsidiary of SWAY. In connection with the Merger, CAF was spun out to CAH’s investors and the Combined Company does not own an interest in CAF.

Colony American Homes, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Pursuant to the terms and conditions set forth in the Merger Agreement, at the closing of the Merger, all of the issued and outstanding shares of CAH common stock (other than shares held by CAH’s wholly owned subsidiaries, which shares were canceled), were exchanged for an aggregate of 64,869,526 common shares of SWAY. In addition, all of the issued and outstanding shares of CAH preferred stock were redeemed in cash in the aggregate amount of $125,000 plus any accrued and unpaid dividends, and were cancelled and retired. Upon the closing of the Merger, existing shareholders of SWAY owned approximately 35.2% of the Combined Company, Starwood Capital Group Global, L.P. (as the former owner SWAY’s manager) owns approximately 5.8% of the Combined Company and former CAH investors owned approximately 59.0% of the Combined Company, in each case, on a fully diluted basis.

Since both SWAY and CAH have significant pre-combination activities, the Merger will be accounted for as a business combination by the Combined Company in accordance with ASC 805. Based upon the relative size of the merging companies, the relative voting interests of the respective shareholders after consummation of the merger and the composition of senior management and the board after consummation of a merger, although SWAY is the legal acquirer in the Merger, CAH has been designated as the accounting acquirer, resulting in a reverse acquisition of SWAY. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of SWAY will be recorded at their respective fair values at the date of Merger. Since CAH is not issuing any consideration in the Merger, the fair value of the consideration transferred will be measured based on the number of equity interests CAH would have to issue to give the shareholders of SWAY the same percentage interest in the Combined Company that results from the reverse acquisition. Since CAH’s common stock is not publicly traded, the fair value of consideration transferred may differ from the amount that would otherwise be determined solely by reference to the trading price of SWAY’s common stock. Consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the date of the Merger. Since CAH is designated as the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger.

 CAH incurred $7.1 million of transaction-related expenses related to the Merger for the year ended December 31, 2015. Transaction-related expenses are comprised primarily of transaction fees and direct acquisition costs, including legal, finance, consulting, professional fees and other third-party costs.

Share Repurchases

In January 2016, the board of trustees of the Combined Company authorized a $100.0 million increase and an extension to the Combined Company’s share repurchase program. The Combined Company is now authorized to purchase up to $250.0 million of its outstanding common shares through May 6, 2017. Subsequent to the extension of the repurchase program, and through March 22, 2016, the Combined Company repurchased approximately 2.0 million of its shares for $43.3 million under the program. As of March 22, 2016, up to $198.4 million may yet be purchased under the program.

Interest Rate Swap Contracts

In February 2016, the Combined Company entered into interest rate swap contracts on approximately $1.6 billion of variable rate financing. These swap contracts effectively convert approximately $1.6 billion of floating rate debt with a weighted average interest rate of LIBOR plus 1.91% to a fixed interest rate of 2.75% for three years.